December 1. 2018

Adam H. Schechter

Re:    Severance Agreement and General Release

Dear Adam:

This letter agreement (“Agreement”) will confirm our discussions and sets forth the arrangements that have been made concerning your employment status with Merck Sharp & Dohme Corp. (“the "Company"), a wholly-owned subsidiary of Merck & Co., Inc. (“Merck”).

As we have discussed, as part of organizational changes and a general restructuring, the Company has decided to eliminate your current role of Executive Vice President, Global Human Health and the responsibilities of that role will be re-assigned. We have agreed that the elimination of your position will be effective December 31, 2018 at which time you will be transferred to a Special Advisor Assignment (as described below).

At the conclusion of the Special Advisor Assignment, you will be separated from the Company and, provided that you re-execute this Agreement and do not revoke that re-execution as described below, you will be eligible for benefits under the Merck & Co., Inc. U.S. Separation Benefits Plan (“Separation Plan”) and the benefits applicable to a “Legacy Merck Separated Retirement-Eligible Employee” as described in the “Legacy Merck Separated Retirement-Eligible Employee Brochure” ("Retirement - Eligible Brochure"). This Agreement is a memorialization of your move into the Special Advisor Assignment and, ultimately, the cessation of your employment at the end of that assignment.

This Agreement is an important legal document. Please do not sign it until you have thoroughly reviewed it and understand its terms and effect and unless you do so voluntarily. In accordance with the Older Workers’ Benefit Protection Act of 1990, you have several rights, as follows:

•	You have twenty-one (21) days from your initial receipt of this Agreement within which to consider whether to sign the Agreement.

•
Should you choose to sign this Agreement, you will be entitled to revoke your acceptance at any time within seven (7) days after signing it. If revoked by you within that time period, the Agreement will be null and void for all purposes. The Agreement will not become effective or enforceable until the revocation period has expired.

•	You have the right to consult with an attorney before signing this Agreement.

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•	Upon your separation from employment, you will have twenty-one (21) days from your Separation Date to consider the terms of this Agreement and decide whether to re-sign this Agreement.

•
Should you choose to re-sign this Agreement, you will be entitled to revoke your acceptance at any time within seven (7) days after such re-signing. If revoked by you within that time period, the Agreement will be null and void as re-executed, but such revocation would not affect this Agreement as initially executed. The Agreement will not become effective or enforceable as re-executed until this revocation period has expired.

•	You have the right to consult with an attorney before re-signing this Agreement.

I have enclosed with this letter the summary plan description (“SPD”) that describes the benefits available to you under the Separation Plan and the Retirement-Eligible Brochure which explains the impact that your separation has on the various benefits (such as medical and dental benefits, life insurance, pension (including the Supplemental Executive Retirement Plan, if applicable), savings plan, and stock incentives) to which you may have been entitled as an employee of the Company The Retirement-Eligible Brochure sets forth what you are entitled to receive in the event that you re-sign the Agreement and what benefits you are entitled to receive regardless of whether you re-sign the Agreement. As set forth in the Brochure, you will receive payment for any and all accrued, unused vacation days as of your Separation Date as soon as practicable after the Separation Date.

I have enclosed four originals of this Agreement signed by me. If you choose to accept the terms, then please sign all four originals and return three of the originals to Steve Mizell at the address noted in Section 16(a). On or about the Separation Date, the Company will provide you with two of the signed originals for re-execution. If you choose to re-execute the Agreement, then please sign both originals and return one fully signed original to Mr. Mizell.

Please read and review this entire document very carefully. We encourage you to seek legal counsel to review this Agreement on your behalf. You should contact Mr. Mizell if you have any questions regarding the benefits outlined in this document before you make your decision.
The terms of the Agreement are as follows:

1.Employment Status.

(a)Special Advisor Assignment. Effective December 31, 2018 your current role will be eliminated and you will be transferred to a special assignment reporting to me (“Special Advisor Assignment”). Effective December 31, 2018, you will resign from any directorship(s) and officership from the Company, Merck or an Affiliate (as defined below) and execute any documentation necessary to effectuate such resignation. During your Special Advisor Assignment, you will be responsible to perform aspects of your former position as well as to work with me and others as directed by me or others to ensure an orderly and smooth transition and to perform such other tasks as directed by the Company. You are expected to, and represent and warrant that you will, use your best effort to complete your duties and to otherwise conduct yourself in the best interests of the Company.

(b)Compensation and Benefits. During the Special Advisor Assignment, you (i) will be paid your normal salary and will be required to perform work duties (ii) will be entitled to participate in the Company’s health and insurance benefits program in accordance with your elections under those benefit programs, subject to normal employee cost share requirements; (iii) will continue to accrue pension service credit; (iv) will be paid your accrued, unused vacation as soon as administratively feasible after your Separation, (v) will not be eligible for any further equity grants (any such prior grant(s) will be governed by the terms of the individual grant(s)) (vi) will not be eligible for any base salary increases and (vii) will not be eligible for a 2019 Executive Incentive Bonus (“EIP”) but will be eligible for an 2018 EIP bonus at

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your current target based on Company performance. Your participation in the benefit and stock-based plans is on the terms and conditions as set forth in the official plan documents, including their summary plan descriptions, as in effect from time to time.

(c)No Separation. You agree your transfer to the Special Advisor Assignment is not a “Termination due to a Workforce Restructuring" within the meaning of the Separation Plan and you are not, by reason of the transfer, eligible for benefits under the Separation Plan. You also agree that the termination of your employment before the Separation Date is not a “Termination due to a Workforce Restructuring" within the meaning of the Separation Plan.

(d)Length of Assignment. Your employment in the Special Advisor Assignment will end and your employment will terminate on (i) June 30, 2019 or (ii) such earlier date as we mutually agree (“Separation Date”). During the Special Advisor Assignment, your employment will continue to be on an “at will” basis, which means that either you or the Company may terminate the employment relationship at any time, with or without notice, for any lawful reason. Notwithstanding the prior sentence, a decision by the Company to terminate your employment during the Special Advisor Assignment will be deemed to be a termination on the Separation Date unless the Company provides you with a written notification of termination articulating the reason for termination and why such termination does not qualify as a “Termination due to a Workforce Restructuring" within the meaning of the Separation Plan.

(e)Separation from Employment. The termination of your employment on the Separation Date will be considered as a "Termination due to Workforce Restructuring" under the Separation Plan (“Separation”) and, provided that you are still employed until the Separation Date, will become effective as of the Separation Date without further notice. On or about the Separation Date, the Company will offer to you the right to re-execute this Agreement and become entitled to the Severance Benefits and Additional Benefits as set forth in Sections 3 and 4 below.

(f)Status After Separation Date. You agree that, as of the termination of your employment, whether or not on the Separation Date:

i.	Your employment relationship with the Company and/or Merck will be permanently and irrevocably severed.

ii.
Nothing in this Section 1(f) would require you to resign from a position at a company that later becomes an Affiliate; however, neither the Company nor an Affiliate are in any way obligated to maintain your employment or even to consider you for continuous employment should you be employed by a company that later becomes an Affiliate.

iii.
Nothing in this Section 1(f) prohibits you from working with or for an entity which is not an Affiliate but which may have a contractual or other relationship with the Company, Merck or an Affiliate, provided you agree to comply with the requirements set forth in Section 9 (e) herein.

iv.
In addition to the obligations provided under Section 1(a) herein, you are to cooperate with Merck, the Company and/or an Affiliate to execute any documents (including without limitation letters of resignation and share transfer agreements) and take any other actions reasonably necessary to terminate your employment relationship with Merck, the Company and/or Affiliates, including signing any other document(s) which may be legally required, consistent with the terms of this Separation Agreement.

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2.    Consideration. You acknowledge that in exchange for your agreement to accept and abide by the terms of this Agreement both upon initial execution and re-execution, you are receiving benefits which are provided to you solely pursuant to this Agreement and which represent benefits to which you are otherwise not entitled. Specifically, you acknowledge that:

(a)In consideration of your initial execution, the Company has agreed to forego its right to end your employment at this time and to offer to you the Special Advisor Assignment. You understand that the offer of the Special Advisor Assignment not only allows you the opportunity to continue to earn a salary and other benefits until the Separation Date but also allows you to continue to vest in prior equity grants (in accordance with their terms); and

(b)In consideration of your re-execution of this Agreement after the Separation Date, the Company is providing you with the Severance Benefits and Additional Benefits set forth in Section 3 and 4 and other terms of this Agreement.

2.Severance Benefits. Provided that your employment continues until and ends on the Separation Date and provided that you re-execute this Agreement at such time, the Company will provide you with the separation benefits described below. To the extent that the separation benefits described in this Section 3 are different or vary in any way, including providing more or less benefits than those described in the SPD and Brochure as then in effect and as may be amended from time to time, you agree that the terms and conditions of the SPD and the Brochure shall govern and supersede those benefits provided herein; that this Section 3 will be reformed to conform to the terms of the SPD and the Brochure; and that you will waive any claim you may have to enforce the terms and conditions of this Section 3 to the extent that they are different from the terms and conditions set forth in the SPD and the Brochure. You understand that the severance benefits described below assume a Separation Date of June 30, 2019 and agree that, in the event the Separation Date occurs prior to June 30, 2019 as a result of you commencing employment elsewhere, this Agreement will be amended to reflect the severance benefits that you are eligible for under the SPD and Brochure based on that earlier Separation Date prior to presentation to you for re-execution.

(a)Separation Pay. You will receive a lump sum severance benefit in the amount of $1,593,273.00 (which is equal to 78 weeks of base pay), less applicable deductions and withholdings, subject to Section 5(c).

(b)Medical Benefits. You will be entitled to medical (including prescription drug) and dental coverage at subsidized rates equal to active employee contribution rates for 78 weeks, provided that you participate in these plans as of the Separation Date.

(c)Life Insurance. You will be entitled to basic life insurance coverage at no cost to you for a total of 78 weeks.

(d)Outplacement. You will receive Senior Executive Service outplacement services over a period of 12 months. You may initiate outplacement services when the revocation period of the First Signing Period (as provided in Section 16 herein) has expired.

(e)Equity Grants. As described in the Brochure, you will be considered “Retired” for purposes of your outstanding unexercised stock options, restricted stock units and performance share units, in each case, if any. It is your responsibility to familiarize yourself with the terms of your individual equity grants.

(f)Special Payment In Lieu of AIP. You will be eligible for a special payment in lieu of an AIP award in accordance with the terms of the Retirement-Eligible Brochure.

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3.
Additional Benefits. Provided you re-execute and do not revoke this Agreement, you will receive an additional payment of One Million Dollars ($1,000,000.00) less applicable deductions and withholdings, as soon as practicable following your Separation Date.

5.    Payments.

(a)Generally. All payments made pursuant to Section 3 of this Agreement will be based on your base salary as of the Separation Date. Further all payments made pursuant to Sections 3, and 4 of this Agreement are subject to applicable deductions and withholding. You understand and agree that the payments described in Sections 3 and 4 of this Agreement are not considered pensionable pay with respect to the Retirement Plan for Salaried Employees of the Company and are not considered base pay for purposes of any other employee benefit plan sponsored by Merck or its subsidiaries in which you participate or are eligible to participate

(b)Timing. Provided that you meet all applicable payment conditions and subject to Section 5(c) below, the Company will issue the payments set forth in Sections 3 and 4 within thirty calendar days after the conditions of Section 18 have been satisfied, but in any event, if at all, no later than March 15 of the calendar year following the Separation Date.

(c)Section 409 (A). If at the time your employment terminates you are a “Specified Employee” as defined in Treas. Reg. Sec. 1.409A-1(i) or any successor thereto, which in general includes the top 50 employees of a company ranked by compensation, subject to certain exceptions, payments generally may not be made on account of separation from service for six months following termination of employment. Therefore, if and to the extent required by Section 409A of the Internal Revenue Code of 1986, as amended, no payments will be made prior to the first day of the month following such six-month period; rather, amounts that would have been paid will be accumulated and paid, without interest, as soon as administratively feasible thereafter.

6.    Definitions.

(a)When used in this Agreement, the word “Released Parties” means the Company, Merck, the Affiliates, their benefit plans, and all and each of their past and present divisions, subsidiaries, affiliated corporations, companies, partnerships, joint ventures and other related entities and their groups, divisions and departments and their past and present directors, officers, managers, partners, supervisors, employees, agents, contractors and consultants and their predecessors, successors, and assigns, and all persons or entities acting by, with, through, under, or in concert with any of them.

(b)When used in this Agreement, the word “Claim” means: (i) each and every claim, complaint, cause of action, administrative complaint, grievance, demand, allegation or accusation, whether known or unknown, whether suspected or unsuspected, and whether fixed, vested or contingent; (ii) each and every promise, assurance, contract, representation, obligation, guarantee, warranty, liability, right and commitment of any kind, whether known or unknown, whether suspected or unsuspected, and whether fixed, vested or contingent; and (iii) all costs, expenses, damages, unpaid wages, bonuses, benefits, compensatory damages, punitive damages, liquidated damages, back pay, prospective pay, injunctive, legal and equitable relief, debts, interest and attorneys’ fees, and all other forms of relief whether known or unknown, whether suspected or unsuspected, and whether fixed, vested or contingent.

(c)When used in this Agreement, the word “Affiliate” means a Company or Merck subsidiary or any entity in which the Company or Merck or a Merck subsidiary has a 50% or greater ownership interest.

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7.    Release.

(a)In consideration of the promises of the Company as set forth in this Agreement, and with the intent to be bound legally, you agree to irrevocably release and forever discharge the Released Parties from and with respect to any Claim arising out of or in any way relating to your employment with the Company or the termination thereof, or arising out of or in any way relating to any transaction, occurrence, act or omission or any loss, damage or injury occurring at any time up to and including the date and time on which you sign this Agreement, including, but not limited to (i) any and all Claims based upon any law, statute, ordinance, regulation, constitution or executive order or based in contract, tort or common law or any other legal or equitable theory of relief; (ii) any and all Claims arising under the Employee Retirement Income Security Act of 1974; (iii) any and all claims under the civil rights laws of any federal, state or local jurisdiction, including, but not limited to, Title VII of the Civil Rights Act of 1964; the Age Discrimination in Employment Act; the Americans with Disabilities Act; Sections 503 and 504 of the Rehabilitation Act; the Family Medical Leave Act; the Pennsylvania Human Relations Act; and the New Jersey Law Against Discrimination; (iv) any and all Claims based on veteran's status or under the Uniformed Services Employment and Reemployment Rights Act; and (v) any and all claims based on any whistleblower laws or whistleblower provisions of laws, including, but not limited to, the New Jersey Conscientious Employee Protection Act.

(b)You understand that by signing this Agreement, you are waiving any and all Claims against any and all Released Parties to the greatest extent allowable under law.

(c)Nothing in this Agreement shall be read as a waiver of any vested rights in any Company sponsored pension plan.

(d)Nothing in this Agreement affects your right to elect, at your sole expense, continued health care coverage under the Company’s or a Company affiliate's health plan pursuant to the coverage continuation provisions of the Consolidated Omnibus Budget Reconciliation Act (COBRA).

(e)This Release shall remain enforceable despite any breach of this Agreement other than an uncured breach by the Company of its undertakings as described in Sections 3 and 4.

8.    Representations and Covenants.

(a)No Pending Action. You represent that you have not commenced any legal, equitable or administrative proceeding against any of the Released Parties.

(b)Covenant Not to Accept Relief. You agree not to accept any relief through any legal, equitable or administrative proceeding that may be commenced by any person or entity to the extent such relief is based upon Claims released herein. You understand that you may file a charge with or participate in any investigation or proceeding conducted by the Equal Employment Opportunity Commission (EEOC) or similar federal or state agency, but that by signing this Agreement you are waiving your right to obtain any monetary or other recovery based on any such charge.

(c)Covenant Not to Join Collective Action. You agree that by executing this Agreement, you waive and surrender any right to become, and promise not to consent to become, a member of any class or collective action in which claims are asserted against each or any of the Released Parties that are related in any way to your employment or the termination of your employment with the Company and/or Merck. If, without your prior knowledge or consent, you are made a member of a class in any proceeding, you agree to opt-out of the class at the first opportunity.

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(d)No Known Wrongdoing. You represent that you are without any knowledge or information sufficient to form the belief that any of the Released Parties has, is or may have engaged in any conduct, actions or omissions that would constitute fraudulent or illegal conduct or that would be in violation of any federal, state or local law or regulation. You understand, however, that nothing in this Agreement prohibits you from communicating directly with, cooperating with, providing relevant information to, testifying before, or otherwise assisting in an investigation or proceeding by the Securities and Exchange Commission (“SEC”) or any other governmental or regulatory body or official(s) regarding a possible violation of law, rules, or regulations; provided, however, you waive any right to, and agree not to seek, any personal or monetary relief from the Company based upon any such investigation or proceeding.

(e)Return of Company Property. You understand that all documents, records, data, apparatus, equipment and other physical property which were furnished to you by the Company, Merck and/or Merck affiliate or which were produced by you in connection with your employment at the Company and/or Merck (whether or not such property or information is Merck Information, as defined in Section 9(f)) are and remain the sole property of the Company, Merck and/or a Merck affiliate. You agree that you will, upon the cessation of your employment (whether on the Separation Date or otherwise), return to the Company all property and information belonging to the Company, Merck and/or a Merck affiliate generated or received by you in the course of your employment, including, without limitation, your Company car (if any), your laptop, your corporate credit card, your employee identification, your access card, any and all copies of any and all papers, documents, files, information, reports, studies, data and other similar materials whether in tangible or intangible form ("Merck Property"). You also agree that you will not retain any copies (including without limitation computer generated copies) of any Merck Property.

9.    Conditions of Agreement.

(a)Terms and Conditions. This Agreement is conditioned on your abiding by all the terms and conditions of this Agreement and the terms and conditions set forth in the Company's Conditions of Employment Agreement, incorporated herein by reference.

(b)Confidentiality. You agree to hold the existence of this Agreement, the terms and conditions of this Agreement, the circumstances surrounding your employment with the Company and/or Merck (including, without limitation, your transfer to the Special Assignment) and the termination thereof, in strict confidence and you agree not to disclose, except as may be required by law or legal process, any such information to any third party other than members of your immediate family, tax authorities, tax consultants or legal advisors unless such information becomes known to the general public without your violation of this Section 9(b).. You agree that, if you are subjected to a subpoena or other court process or order requiring you to bear witness on matters concerning your employment with or your knowledge about the Company and/or Merck you shall contact the Company immediately unless notification is prohibited by law or order of a court. Nothing in this provision shall be construed as precluding you from cooperating with federal or state law enforcement or regulatory agencies in connection with any lawful government inquiries.

(c)Non-Disparagement. You agree not to communicate negatively about or to otherwise disparage the Company, Merck, any Affiliate or their products or each and any of the Released Parties in any way whatsoever. You agree that you shall not make, participate in the making of or encourage any other person to make, any public statements, written or oral or by any other medium of communication (including, but not limited to, Internet communications such as e-mails, message boards, “chat rooms” and web postings), which is intended to criticize, disparage, or defame the goodwill or reputation of, or which

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are intended to embarrass the Company, Merck, an Affiliate or their products or each and any of the Released Parties. You further agree not to make any negative public statements, written or oral or by any other medium of communication, relating to your employment, the cessation of your employment, or any aspect of the business of the Company, Merck, or each and every Affiliate. Merck agrees to direct the Executive Committee members (as constituted on January 1, 2019) not to (i) communicate negatively about or to otherwise disparage you, and (ii) not to make any negative statements written or oral or by any other medium of communications relating to your employment or separation from Merck.

(d)Non-Solicitation: For a period of two (2) years following the Separation Date, you will not directly or indirectly, cause, induce or influence any employee of the Company, Merck and/or an Affiliate to leave the employ of the Company, Merck and/or an Affiliates or to accept employment with you or any other person, firm, association or company. You understand that nothing contained in this paragraph will prohibit you from providing personal references or recommendations for individuals in connection with such individuals’ application for employment by, or other association with, a person, firm, association or company if the personal reference or recommendation was requested by such person, firm, association or company without your initiation and if you are not employed by or otherwise associated with such person, firm, association or company.

(e)Agreement Not to Compete. You agree that while employed by the Company and for 12 months following the Separation Date, you will not conduct business in competition with the Company. “Conduct business in competition with the Company,” means, for purposes of this Agreement, to be, or become connected in any manner with, a Competitor (defined below), directly or indirectly, as an individual or as a director, trustee, officer or employee of, or debt or equity investor in, or consultant or other independent contractor to, a Competitor, or through ownership, management, operation or control of a person or entity that is a Competitor; provided that in no event shall ownership of 1% or less of the outstanding equity securities of any issuer whose securities are registered under the Securities Exchange Act of 1934, as amended, or association or employment with a venture or private equity fund that has investment in the equity securities of any issuer standing alone, be prohibited by this subparagraph so long as you do not have, or exercise, any rights to manage, operate or control the business of such issuer. The term "Competitor" means any of the following companies as well as their parents, subsidiaries, affiliates, joint ventures and successors: AbbVie, Amgen, Astra Zeneca, Biogen, Bristol-Myers Squibb, Celgene, Eli Lilly, Gilead, GlaxoSmithKline, Johnson & Johnson, Novartis, Pfizer, Roche, and Sanofi. During the non-competition term, upon request of the Company or Merck, you will notify the Company or Merck in writing of your then-current employment status.

(f)Non-Disclosure. You acknowledge that, in the course of your employment with the Company, you had access to trade secrets and to confidential and/or proprietary information owned by the Company, Merck and/or an Affiliate ("Merck Information") and that your employment created a relationship of confidence and trust between you and the Company with respect to Merck Information. “Merck Information” means nonpublic information belonging to the Company, Merck and/or an Affiliate which is of value to the Company, Merck and/or an Affiliate in the course of conducting its and/or their business and the disclosure of which could result in a competitive or other disadvantage to the Company , Merck and/or an Affiliate. Merck Information includes without limitation, financial information, reports, and forecasts; inventions, improvements and other intellectual property, trade secrets, know-how, designs, processes or formulae, software, manufacturing information or plans, market or sales information or plans, customer lists; and business plans, prospects, strategies and opportunities (such as possible acquisitions or dispositions of businesses or facilities) which have been discussed or considered by the management of the Company, Merck and/or an Affiliate. Merck Information includes information developed by you in the course of your employment, as well as other information to which you have had access in connection with your employment. You agree to keep in confidence and trust all such Merck Information and to not use or disclose any such Merck Information without the prior written consent of an Officer of the Company.

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(g)Reports to Government Entities. Notwithstanding any provisions of this Agreement, including but not limited to those relating to pending actions and my Promise Not to Sue, Confidentiality, and Non-Disparagement, nothing in this Agreement shall prevent you from initiating communications directly with, responding to any inquiries from, providing testimony before, providing information to, reporting possible violations of law or regulation to, or from filing a claim or assisting with an investigation directly with a self-regulatory authority or a government agency or entity, including the U.S. Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General (collectively, the “Regulators”), or from making other disclosures that are protected under the provisions of state or federal law or regulation. However, to the maximum extent permitted by law, you are waiving your right to receive any individual monetary relief from the Company or the Released Parties resulting from such claims or conduct, regardless of whether you or another party has filed them. In the event that you were to obtain such monetary relief, the Company will be entitled to an offset for the payments made pursuant to this Agreement. This Agreement does not limit your right to receive an award from any Regulator that provides awards for providing information relating to a potential violation of law. You do not need the prior authorization of the Company to engage in conduct protected by this paragraph, and you do not need to notify the Company that you have engaged in such conduct.

(h)Extension of Time. The period of time during which you are prohibited from engaging in the activities described in subsection (d) and (e) of this Section 9 will be extended by the length of time, if any, during which you are in breach of those subsections.

(i)Reformation. You acknowledge and agree that the periods, scope and restrictions imposed upon you by this Section 9 are fair and reasonably required for the protection of the Company and/or Merck’s legitimate business interests. You agree that if any portion of this Section 9 is determined to be invalid, such determination will not affect the enforceability of the remaining portions of this Section and this Section will be interpreted as if the invalid portions had not been inserted. You agree that if such invalidity is caused by the length of any period of time or the size of any area in this Section, then the period of time or the area, or both, will, without need of further action by any party, be deemed to be reduced to a period or area that will cure the invalidity.

10.    Remedy. You agree that a violation of any of your agreements contained in Section 9 will cause immediate and irreparable injury to the Company and/or Merck and it is and will be impossible to estimate and determine the damage that will be suffered by the Company and/or Merck in the event of your breach. You agree that, in the event that you violate any of your agreements in Section 9, then separate and apart from any other remedy that the Company and or Merck may have, the Company and/or Merck will be entitled to (a) temporary and permanent injunctive relief restraining any further violation by you, your employers, employees, partners, agents, or other associates or any of them, without the necessity of proving actual damages, or immediate and irreparable harm, or of posting a bond; (b) cease and desist from providing you with any further benefits under this Agreement; and (c) all reasonable attorney's fees and costs. You agree that, in the event that you violate any of your agreements in Section 9, then separate and apart from any other remedy that the Company may have, the Company will be entitled to (a) temporary and permanent injunctive relief restraining any further violation by you, your employers, employees, partners, agents, or other associates or any of them, without the necessity of proving actual damages, or immediate and irreparable harm, or of posting a bond; (b) cease and desist from providing you with any further benefits under this Agreement; (c) an award of liquidated damages equal to all monies paid to you in accordance with Sections 3 and 4 of this Agreement; and (d) all associated attorney's fees and costs.

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11.    Litigation. In connection with litigation, investigation, inquiry or proceedings before a court, arbitrator, government or administrative agency or other tribunal, you may be asked by the Company or Merck to testify as a witness or to provide information concerning matters you were involved in during the course of your employment with the Company and/or Merck. You agree to cooperate reasonably with the Company and/or Merck’s counsel by making yourself reasonably available to such counsel to discuss your information or to review your testimony reasonably in advance of such litigation or proceedings, by making yourself available to testify at depositions or trial as required or reasonably requested by the Company and/or Merck. The Company and/or Merck agree to use reasonable efforts to minimize personal inconvenience to you in connection with this Section 11 by, for example, scheduling interviews and preparation sessions after work hours and/or by telephone when possible. Other than travel expenses and applicable, or statutorily mandated, witness fees, you agree that you will not be paid in connection with your testimony, appearance or participation pursuant to this Section in such litigation or proceedings. This Section does not affect any right you may have to indemnification under Merck’s corporate bylaws or policies, or your eligibility to have Merck advance to you reasonable costs, disbursements and counsel fees under certain circumstances, in connection with proceedings related to or arising out of your activities as a Company and/or Merck employee.

12.    No Representation. You acknowledge that no promise, other than the promises in this Agreement, have been made to you and that in signing this Agreement you are not relying upon any statement or representation made by or on behalf of the Released Parties and each or any of them concerning the merits of any Claims or the nature, amount, extent or duration of any damages relating to any Claims or the amount of any money, benefits, or compensation due you or claimed by you, or concerning the Agreement or concerning any other thing or matter.

13.    Voluntariness. You agree that you are relying solely upon your own judgment; that you are over eighteen years of age and are legally competent to sign this Agreement; that you are signing this Agreement of your free will; that you have read and understood the Agreement before signing it; and that you are signing this Agreement in exchange for consideration that you believe is satisfactory and adequate.

14.    Legal Counsel. You acknowledge that you have been informed of your right to consult with legal counsel and have been encouraged to do so.

15.    Complete Agreement. This Agreement constitutes the complete and final agreement between the parties and supersedes and replaces all prior or contemporaneous agreements, negotiations, or discussions relating to the subject matter of this Agreement.

16.    First Signing Period. You agree and understand that you must sign this Agreement within the First Signing Period as described below as a condition precedent to your commencing the Special Assignment. By your initial signature, you acknowledge that:

(a)Acceptance. You have been given a period of 21 days starting on the date of this letter and ending 21 days thereafter (the "First Signing Period") within which to consider this Agreement. You may accept this Agreement at any time during the First Signing Period by signing the Agreement and returning it Steve Mizell, Chief Human Resources Officer, 2000 Galloping Hill Road, Kenilworth, New Jersey 07033.

(b)Revocability. You have been informed that, upon your initial execution, this Agreement will not become effective or enforceable until 7 calendar days after such execution. You may revoke your acceptance of this Agreement at any time within that 7- calendar day period by sending written notice to Mr. Mizell at the address set forth in Section 16(a). Such notice must be received by Mr. Mizell within the

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7- calendar day period in order to be effective and, if so received, would void this Agreement for all purposes.

(c)Full Enforceability. You understand that if you sign this Agreement, then all rights and obligations of this Agreement will be fully effective and enforceable regardless of whether you re-sign the Agreement in accordance with Section 17, except for your right to receive the Severance Benefits and Additional Benefits set forth in Sections 3 and 4, which is conditioned upon your re-signing this Agreement as set forth in section 17.

17.    Second Signing Period. You agree and understand that you must have signed this Agreement within the First Signing Period and then must re-sign this Agreement within the Second Signing Period as described below as a condition precedent to receiving the Severance Benefits and Additional Benefits as set forth in Sections 3 and 4. By your re-signature, you acknowledge that:

(a)Acceptance. You have been given a period of 21 days starting on the Separation Date and ending 21 days thereafter (the "Second Signing Period") within which to consider whether to re-sign this Agreement. You may accept this Agreement at any time during the Second Signing Period by signing the Agreement and returning it Mr. Mizell at the address set forth in Section 16(a).

(b)Revocability. You have been informed that, upon re-execution, this Agreement as re-executed will not become effective or enforceable until 7 calendar days after such re-execution. You may revoke your acceptance of this Agreement as re-executed at any time within that 7- calendar day period by sending written notice to Mr. Mizell at the address set forth in Section 16(a). Such notice must be received by Mr. Mizell within the 7 -calendar day period in order to be effective and, if so received, would void this Agreement as re-executed, but will not affect this Agreement as initially executed.

(c)Release. Upon re-execution, the date of such re-execution will be the date on which you sign this Agreement for the purposes of this Agreement, including without limitation, for the purposes of the Release set forth in Section 7.

(d)Exclusive Obligation. Upon re-execution, you agree that, except for as set forth Sections 3 and 4 and except for any unpaid wages for time worked prior to the Separation Date, no other compensation will be paid to you or on your behalf.

18.    Conditions of Payment. The Company and/or Merck shall not be required to comply with any provision of or make any payment called for by Sections 3 and 4 of this Agreement until the following have occurred: (a) one original of this Agreement re-signed by you in accordance with Section 17 has been received by the Company; (b) the revocation period of section 17(b) has elapsed; and (c) you have returned to me (or to my designee) all Merck Property (as defined in Section 8(e)).

19.    Counterparts; Facsimile and E-Mail Signature. This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same agreement. Each of the parties to this Agreement agrees that a signature affixed to a counterpart of this Agreement and delivered by facsimile or e-mail by any person is intended to be its, his or her signature and shall be valid, binding and enforceable against such person.

20.    Intent to be Bound. You and the Company have entered into this Agreement with the intent to be legally bound.

21.    Amendment, Termination of Plans. Merck, the Company or each of their applicable subsidiaries retain the right (to the extent permitted by law) to amend or terminate the Separation Plan and any benefit

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or plan described in the SPD and/or the Retirement Eligible Employee Brochure (or otherwise) at any time, and nothing in this Agreement affects or alters that right. While it has no current intention to do so, Merck also may extend, or enhance, the Separation Plan in the future. If after the Separation Date, you re-execute and return this Agreement, any later amendment or termination will not increase or decrease the amount of separation pay or the other separation benefits you are eligible to receive as described in this Agreement as of the Separation Date.

I have enclosed four signed originals of this Agreement. If you choose to accept the Agreement and the Special Assignment, then please sign all four originals in the First Signing Period signature line below and return three signed originals to me within the First Signing Period (beginning on the date of this letter and ending 21 days thereafter).

In the event that your employment ends on the Separation Date, the Company will present to you two of the original signed Agreements for re-execution. At that time, if you chose to re-sign this Agreement and to accept the Severance Benefits and Additional Benefits of Sections 3 and 4, then please sign those two originals in the Second Signing Period signature line below and return one fully signed original to Mr. Mizell within the Second Signing Period.

Very truly yours,

s/s Kenneth C. Frazier
Kenneth C. Frazier
Chairman and Chief Executive Officer

ACCEPTED (First Signing Period):

s/s Adam Schechter
Adam H. Schechter

Dated:	12/10/18

ACCEPTED (Second Signing Period)

Adam H. Schechter

Dated: